Exhibit 99.2
NYMAGIC, INC.
Moderator: George Kallop
November 5, 2008
9:00 a.m. ET

Operator:	Good morning, welcome to the NYMAGIC Conference Call to discuss Third Quarter Financial results. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time press star and the number one on your telephone key pad. If you would like to withdraw your question, press the pound key. Now I would like to turn the call over to Cecilia Heer of Richard Lewis Communications.

Cecilia Heer:	Thank you Cassandra and thank everyone for joining us today to discuss NYMAGIC, INC.’s Third Quarter results. By now all of you should have received a copy of the Company’s press release which was disseminated yesterday after the close of the financial markets. If you have not received a copy please contact Richard Lewis Communications at 212-827-0020 and a copy will be e-mailed to you immediately.

With us to day we have Mr. George Kallop, President and Chief Executive Officer, Mr. Bill Michaelcheck, Director and Chairman of Mariner, Mr. William “Skip” Shaw, Vice Chairman, Mr. Tom Iacopelli, Chief Financial Officer and Mr. Paul Hart, General Counsel.

Before we begin we would like to remind everyone that any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein including statements related to the outlook of the Company’s performance in 2008 and beyond are made under the safe harbor provisions of the Private Securities Litigation Reform Act of

1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment yields, the estimation of loss reserves and loss reserve development, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, the occurrence of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the Company by ratings agencies and other risks and uncertainties as included in the Company’s filings with the Securities and Exchange Commission.

These risks could cause actual results for the 2008 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

And now I would like to introduce Mr. George Kallop, President and Chief Executive Officer of NYMAGIC, George.

George Kallop:	Good morning all. This morning I’d like to make some brief comments on Third Quarter results and afterwards we’d be happy to take any questions you may have.

The Company reported a net loss for the three months ended September 30, 2008 of $50.1 million or $5.96 per diluted share compared with net earnings of $3.8 million or $0.41 per diluted share in 2007. Net losses for the nine months ended September 30, 2008 totaled $84.6 million or $9.85 per diluted share, compared with net earnings of $21.6 million or $2.35 per diluted share for the nine months ended September 30, 2007.

During the first nine months of 2008 the Company incurred major investment losses that resulted from a decline in the market value of securities we hold.

We have witnessed exceptional turbulence in the financial markets and this has taken its toll on NYMAGIC.

Net investment income or loss amounted to a loss of $39.4 million for the Third Quarter of 2008, and a loss of $47.5 million for the first nine months of 2008. Losses among trading securities, which included preferred stocks, municipal bonds, exchange traded funds and hedge positions totaled $37.2 million for the first nine months of 2008, and losses in our hedge fund portfolio totaled $14 million during this same period.

In addition, the Company had net realized investment losses after tax of $9.7 million during the Third Quarter and $30.1 million during the first nine months of 2008. These losses were almost entirely attributable to a decline in the market value of our super senior residential mortgage backed securities.

Also, the Company recognized an additional unrealized loss of $3.4 million related to its municipal bonds held as available for sale. This was reflected in comprehensive losses for the quarter.

During October 2008, the Company incurred additional investment losses as the market value of many securities continued to decline. Unrealized losses included $3 million for municipal bonds and $7 million for super senior mortgage securities. In addition, the Company estimates that its hedge fund portfolio declined in value by an additional $6 million as well. This was partially offset by a $1 million gain on our preferred stocks. Securities markets remain volatile particularly with regard to mortgage securities. The Company intends to provide monthly updates on the status of its investments through February 2009 and perhaps longer in an effort to provide timely information in this environment.

At October 31, the Company had $193 million in cash and treasury securities, $111 million in municipal bonds, $55 million in mortgage securities, $33 million in preferred stock, $153 million in hedge funds and $8 million in corporate bonds and commercial loans. As you can see the Company is in a very liquid position.

While the Company has sustained major losses during 2008 due to the decline in the market value of its securities, there are many positive indicators that our portfolio is in good shape. All fixed income securities are current with respect to all payments due. 99.6% of our municipal bonds are rated A or better by S&P and/or Moody’s based on the credit of the issuer alone and many benefit from municipal bond insurance that increases these ratings to AA and AAA. Our preferred stock portfolio includes four of the nation’s major banks each of whom recently accepted $25 billion preferred stock investments from the U.S. government that rank on an equal basis with our own preferred stock. All our mortgage securities are still rated AAA and rank senior to subordinated tranches of debt collateralized by each of the respective pools. These subordination layers range from 27% to 51% of total debt outstanding and we receive priority payments before they do. And finally, our widely diversified hedge fund portfolio performed considerably better than the benchmark S&P 500 Index during 2008. While we did lose money, the percentage loss of the S&P 500 Index was considerably greater.

In terms of future earnings power, average current yields on our fixed income investments include municipal bond tax exempt yields of 5.6%, mortgage securities at 6.9% and preferred stock at 10%. Our treasury securities presently yield 2.6%. We built up that position in response to market uncertainties and we are presently considering redeploying some of these funds into high quality corporate bonds and perhaps other marketable securities to achieve higher yields.

With regard to insurance operations, gross premiums written during the Third Quarter 2008 totaled $55.5 million, compared with $52.2 million during the Third Quarter 2007. This was an increase of 6%. The Ocean Marine segment declined by $1.3 million or 5% for the same period in 2007. A small increase in marine liabilities was more than offset by declines in other marine categories, most notably cargo and war coverages. The Inland Marine/Fire segment declined marginally by just $260,000 or 6%. The Other Liabilities segment increased by $4.9 million or 21%. This was largely due to increases in profession liability and other non-Marine Liability premiums. It included over $750,000 of premiums from our newly formed MMO Agencies Unit.

Gross premiums written for the first nine months of 2008, total $174.7 million as compared with $178.3 million for the same period of 2007. Most of the decline in the Ocean Marine segment resulted from termination of the Southern Marine Program. Inland Marine/Fire declined marginally by just $439,000. Other Liabilities increased by $7.2 million or 8% largely driven by increase in Excess Workers’ Compensation, non-Marine Liability (including MMO Agencies) and Professional liability.

Net premiums written during the Third Quarter of 2008 total $39.8 million, compared with $38.5 million during the Third Quarter of 2007. This was a significant increase. Ocean Marine net premiums declined by $1.9 million, due almost entirely to $1.8 million of reinsurance reinstatement premiums paid with respect to losses incurred for Hurricane Ike. Inland Marine/Fire net premiums declined by $357,000, Other Liability net premiums written increased by $3.5 million or 18% rising in concert with gross premiums written.

Net premiums written during the first nine months of 2008 totaled $134 million an increase of $2.1 million or 2% from the same period in 2007. Ocean Marine net premiums written declined by $5.9 million. This resulted primarily from termination of the Southern Marine Program and $1.8 million in reinsurance reinstatement premiums with respect to Hurricane Ike. Inland Marine/Fire net premiums declined by $1 million. Other Liability net premiums written increased by $9.1 million growing in concert with gross premiums in this segment.

Net premiums earned for the Third Quarter of 2008 totaled $40.5 million compared with $44.5 million during the Third Quarter of 2007. The decline in Ocean Marine resulted primarily from the roll off of Southern Marine and the $1.8 million of reinstatement premiums referred to earlier. Inland Marine /Fire declined by $482,000, Other Liabilities increased by $1.1 million.

Net premiums earned for the first nine months of 2008 total $128.5 million compared with $120.8 million during the same period of 2007. This was an increase of $7.7 million or 6%. Ocean Marine declined by $3.2 million for reasons cited earlier. Inland Marine/Fire declined by $494,000. Other

Liabilities increased by $11.5 million or 19%, driven by increases in Excess Workers’ Compensation, Professional Liability and other non Marine Liability classes.

Overall, we have been able to grow premiums in the face of a soft market, largely as a result of our diversification efforts during the past few years. We are also pleased that our new unit, MMO Agencies, has begun to generate additional premium volume and we expect this to grow in coming quarters.

Turning to our loss experience, 2008 has been characterized by a couple of major events, most notably the settlement of some old reinsurance receivable issues that resulted in adverse development of $12.4 million during the Second Quarter, and losses of $7.2 million that arose from Hurricanes Gustav and Ike in the Third Quarter. These two events added 13.3% to our loss ratio for the first nine months of 2008. Including these two events our loss ratios was 70.8 % during this period. Other than these two events our loss experience has continued to be quite favorable.

The Company’s combined ratio was 115.6% for the first nine months of 2008. In addition to our loss ratio, our expense ratio amount to 44.8% compared with 42.5% for the same period in 2007. Several factors contributed to higher expenses, most notably start up costs for MMO Agencies, higher occupancy costs and higher computer systems expenses arising from implementation of a new system. As premiums continue to grow, particularly from our new MMO Agencies Unit, we are hopeful that our expense and combined ratios will decrease.

In summary, 2008 has been a hard year for NYMAGIC. Substantial investment losses and some exceptional losses in insurance operations have hurt the Company. On the other hand, we continue to grow premiums and diversify our lines of insurance business. We continue to strengthen operations and remain optimistic that MMO Agencies can add further to premium growth in coming quarters.

I would now like to turn it over to Bill Michaelcheck for some additional commentary relating to our investment portfolio and the investment market generally.

William Michaelcheck:	Thank you, George. A couple of comments about our investment portfolio... As George said, and as we announced at our last quarterly investor call, our goal has been to move the portfolio to a more secure, defensive posture and we’ve done that over the last quarter.

As you mentioned, George, and is in the press release, we have about 56% percent of the portfolio now either in treasuries or very highly rated municipal bonds. We have about 16% in the super seniors and the preferred stock. And the super seniors, as we know, are still rated AAA, even though their price has declined sharply, and then we have about 28% of the portfolio in hedge fund related activities.

So we have accomplished moving the portfolio. We first moved, basically the cash. Our treasury portfolio is largely extremely short duration treasury bills, which we now are going to consider moving to intermediate very high grade securities, probably a mixture of high grade corporate bonds, some U.S. agency bonds and certainly maintaining some portfolio treasuries also. That’ll give us some yield pick up. I think over time our plan is to continue more of the same to have the portfolio remain in a very defensive high grade posture in this environment.

I don’t know, George, if you’d like me to take questions, or if this would be the appropriate time, but those are my comments for now.

George Kallop:	Thank you, Bill. At this point I think what we’d like to do is open the forum for any questions you may have and any one of us would be happy to respond.

Operator:	At this time if you would like to ask any questions please press star one on your telephone key pad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Amit Kumar.

Amit Kumar:	Good morning.

George Kallop:	Good morning, Amit.

Amit Kumar:	Just some quick questions on market conditions. A lot has been said by your peers about the cycle is possibly turning perhaps mid or late ‘09. I just wanted to get your thoughts on what you are seeing in broader terms, and then maybe you can drill down to your niches?

George Kallop:	I think it is fair to say that in the recent past we’ve been confronted with a soft market. We characterize them as moderately soft rates. We’ve also talked about how we tried to avoid head to head competition in the more competitive segments by focusing on smaller insurers and specialty niches.

Mark Blackman is not here this morning, but I did talk to him yesterday, and I would say that he characterizes rates as still somewhat soft. However, he said, notably, that his feeling was that rates in the Marine Liability sector, which is our biggest Marine segment, also our most profitable line, have firmed. His comment was that maybe they’re not down at all at this point in time.

So I think the best way to characterize it, is that we’re seeing some firming, particularly in the Ocean Marine Liability area, which is a big area for us. We’re still experiencing softness elsewhere. We’ve been dealing with that softness, as I said, by focusing on smaller insurers looking for specialty niches, finding partners that bring special access, offering special services to our insureds, and I think, overall, that strategy has been successful, and has allowed us to grow our premiums in the face of this market. I think our diversification during the last three to five years is really paying dividends right now. I’ll also add that the addition of MMO Agencies, whose focus is also on smaller widely diversified insurers, we think, is a perfect compliment to our strategy given this market at this point in time.

Amit Kumar:	That’s helpful. In terms of MMO Agencies, I went back to your press release when you announced that. Do you have any sense as to what sort of overall premium contributions we should expect from that? I’m not asking for specific numbers, but directionally, because you have been stressing it a lot, so that would be helpful.

George Kallop:	As I think everybody here knows, certainly the principals at MMO Agencies know, we have great expectations for them. We’re pleased that they’re already putting business on the books. They continue to put business on the books and are adding agents. We don’t like to get into predicting the future, but I can say that we expect it to be a material contributor to premium growth, which means it’s not going to be a small contributor, it will be significant to us and to our Company.

Amit Kumar:	Finally, then I’ll requeue, in terms of your investment portfolio and honestly, its been difficult, but as you look forward and you talk about these new opportunities, maybe you could just refresh us on your leverage, and if there are any updates at the ratings agencies especially based on the recent write downs?

George Kallop:	OK, and then perhaps I’ll ask Bill to add some overlay. Number one, we’ve had conversations with our rating agencies during the last couple of days. They are fully informed on the status of where we are with our Third Quarter and year-to-date results. That’s where we stand with them.

As regards our other investments, I think Bill’s already commented, and I think it’s illustrative with the numbers we’ve distributed, that the profile of the portfolio has changed. It’s changed in a direction that we talked about last summer, which was moving towards, hopefully, less volatility and greater liquidity in what we’re doing.

In terms of your question about leverage I might turn it over to Bill and perhaps Skip to talk about the leverage in the hedge fund portfolio which is where the leverage is employed, Bill.

William Michaelcheck:	We have, as we mentioned, 24 different hedge funds, in our hedge fund portfolio and we have tried to be careful in choosing hedge funds, to choose hedge funds that do not have significant leverage. Some of them have some leverage, but we have in the past had hedge funds that have had leverage in it and this was where our losses come from. But I would say the portfolio now is largely in funds that have modest or low leverage. And we’re certainly not adding to that part of the book.

Amit Kumar:	That’s helpful, I will requeue, thank you so much.

Operator:	Again, ladies and gentlemen, I would like to remind you, in order to ask a question please press star one now.

There are no further questions at this time.

George Kallop:	Thank you all for joining us for the conference call this morning. As we said in our press release we will be producing monthly updates on our investment portfolio. I expect that the next update will occur after we have final numbers for hedge fund performance during October, which is probably the second or third week in November. We would anticipate monthly updates thereafter.

Thank you all for your attention, we’ll be speaking at our next conference call, and I suspect that will be next March. Thank you.

Operator:	This concludes today’s conference call. You may now disconnect.
END

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